EXHIBIT 20



                  Avert and AtYourBusiness.com Partner to Offer
                    Pre-employment Screening Solutions Online

                      Easy Access to Avert's Services Helps
                    Small Business Owners Save Time and Money



Fort Collins, CO. November 30, 1999 - Avert, Inc. (Nasdaq National Market:AVRT), the leading provider of Internet pre-employment screening solutions, today announced a partnership with AtYourBusiness.com, Inc. (AYB), to offer its services to AtYourBusiness' growing user base. The partnership will allow both companies to provide small business owners with a fast, high-quality employee screening solution, leaving employers more time to concentrate on their core business.

Under the terms of the agreement, AtYourBusiness.com, the Web's first employer services hub that integrates an interactive HR management application with a series of business services, will offer customers direct access to Avert for employee background checks. Avert is a complementary expansion of the business services from top-tier providers already offered by AtYourBusiness.com, which include payroll processing from Automatic Data Processing, Inc. (NYSE: AUD), workers compensation from Wausau Insurance, a business unit of the Liberty Mutual Group, and OSHA compliance. At the hub of the AtYourBusiness.com services is the HR ManagerSM, which enables business owners to instantly manage all employee information and stay in compliance with government regulations. Using the HR Manager, customers can perform a wide variety of tasks typically done by hand inside their own private, secure site, including the updating of benefits information, creation of job descriptions, review of management reports and screening of new job applicants.







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Avert and AtYourBusiness.com Partner... Page 2


"Our partnership with AtYourBusiness.com will allow us to join forces with other technological resources and expand our role in the small business market," said Dean Suposs, President and Chairman of Avert, Inc. "Small business owners can now easily perform background checks on potential employees to ensure they are hiring safe and honest employees."

Avert's decision to partner with AtYourBusiness.com demonstrates its efforts to expand its distribution opportunities online through cooperative arrangements with other human resource service providers.

"Our decision to partner with Avert demonstrates our commitment to provide our clients with the same type of HR resources and tools accessible to larger companies," said Michael Shulman, Chairman and CEO of AYB. "Small business owners often do not have time to search for these resources on their own. Avert is a terrific example of the type of top-tier services we offer our customers to help them manage their human resources needs efficiently and effectively so they can focus on running their company."

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Avert, Inc.
Avert is the leading provider of Internet pre-employment screening solutions linked through AVERTnet (Y2K Compliant), a secure network of Internet background checking services. Avert uses Internet technology to create solutions that streamline the hiring process. More than 10,000 companies nationwide utilize Avert and the Web-based background checking system which incorporates criminal court records, driving records, reference checks, workers' compensation histories, credit histories, education and credential verification and Social Security Number validations. AVERTnet is customized to meet the unique concerns, policies and procedures of companies nationwide. Additional information about Avert background checking solutions and the Company's SEC filings is available on the Internet at www.avert.com.


                               AtYourBusiness.com
AtYourBusiness.com is a Web-based site and service that enables business owners to manage their employees, stay in compliance with government regulations and quickly access a wide range of business services from top-tier providers. The Company was founded in November 1998 by Phil Gross, a former CFO of America Online (NYSE:AOL), and Michael Shulman, an entrepreneur and business development consultant to XOOM.com (NASDAQ:XMCM). AtYourBusiness.com is headquartered in Rockville, Maryland.





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